FIDELITY FEDERAL BANCORP
                           OFFER TO HOLDERS OF ITS
                            1994 AND 1995 WARRANTS

 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME,
              ON OCTOBER 31, 1997, UNLESS THE OFFER IS EXTENDED.

     The Board of Directors of Fidelity Federal Bancorp, an Indiana corporation (the "Company"), has decreased the exercise price for all outstanding Warrants issued in connection with the Company's 9.125% Junior Subordinated Notes due April 30, 2001 ("1994 Warrants") and all outstanding Warrants issued in connection with the Company's 9.25% Junior Subordinated Notes due January 31, 2002 ("1995 Warrants") (collectively, the "Warrants") for a limited period of time. The 1994 Warrants currently have an exercise price of $6.22, and the 1995 Warrants currently have an exercise price of $8.93. The Board of Directors of the Company has decreased the exercise price, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"), to $3.70 FOR THE 1994 WARRANTS and $4.04 FOR THE 1995 WARRANTS. The Company will accept for exercise all Warrants validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. Holders of Warrants must complete the section of the Letter of Transmittal relating to the number of 1994 and/or 1995 Warrants they are tendering in order to validly tender Warrants.

                         _________________________

     The Company will pay to the holder of any Warrant exercised pursuant to the Offer any dividend which has a record date during the period of the Offer on shares of the Common Stock of the Company purchased upon exercise of such Warrant. As such, if the Company establishes a record date for the payment of dividends during the term of the Offer, upon exercise of the Warrant the holder will be entitled to any dividend which would have been paid on shares acquired upon the exercise of the Warrant had they been outstanding on such record date.

                         _________________________

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS BEING
TENDERED.

 THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.  SEE SECTION 5.

                         _________________________

                                  IMPORTANT

     Any Holder of a Warrant desiring to exercise all or any portion of his or her Warrants should either (i) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it, certificates for the Warrants and any other required documents to the Company along with the Letter of Transmittal; or
(ii) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A Holder of a Warrant registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to exercise such Warrants. Any Holder of a Warrant who desires to tender a Warrant and whose certificates for such Warrants are not immediately available should tender such Warrants by following the procedures for guaranteed delivery set forth in Section 2 hereof.

                         _________________________

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF A WARRANT AS TO WHETHER TO EXERCISE ALL OR ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE WARRANTS AND, IF SO, HOW MANY WARRANTS TO EXERCISE.

                        _________________________

     The Common Stock of the Company is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market system under the symbol "FFED." THE EXISTING WARRANTS ARE NOT LISTED FOR TRADING AND NO MARKET EXISTS FOR SAID WARRANTS.

                         _________________________

     QUESTIONS OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER, THE LETTER OF TRANSMITTAL OR OTHER MATERIALS MAY BE DIRECTED TO THE M. BRIAN DAVIS, PRESIDENT, OR DONALD R. NEEL, EXECUTIVE VICE PRESIDENT, AT FIDELITY FEDERAL BANCORP, 700 SOUTH GREEN RIVER ROAD, SUITE 2000, EVANSVILLE, INDIANA 47715, TELEPHONE NUMBER (812) 469-2100.

                         _________________________


September 19, 1997

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD EXERCISE WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                              TABLE OF CONTENTS

SECTION                                               PAGE
-------                                               ----

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . .  i
INTRODUCTION. . . . . . . . . . . . . . . . . . . . . .  1
THE OFFER . . . . . . . . . . . . . . . . . . . . . . .  1
   1. General Terms . . . . . . . . . . . . . . . . . .  1
   2. Procedure for Tendering Warrants. . . . . . . . .  3
   3. Withdrawal Rights . . . . . . . . . . . . . . . .  5
   4. Acceptance for Exercise of Warrants and
      Issuance of Shares . . . . . . . . . . . . . . . . 5
   5. Certain Conditions of the Offer . . . . . . . . .  6
   6. Background and Purpose of the Offer . . . . . . .  7
   7. Source and Amount of Funds. . . . . . . . . . . .  8
   8. Transactions and Agreements Concerning Warrants .  9
   9. Financial Information Concerning the Company. . . 10
  10. Extension of Tender Period; Termination;
      Amendments. . . . . . . . . . . . . . . . . . . . 11
  11. Fees and Expenses . . . . . . . . . . . . . . . . 11
  12. Miscellaneous . . . . . . . . . . . . . . . . . . 11

                                   SUMMARY

     This general summary is provided solely for the convenience of Holders of Warrants and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in this Offer.

The Company. . . .  Fidelity Federal Bancorp, an Indiana corporation, with principal executive offices at 700 South Green River Road, Suite 2000, Evansville, Indiana 47715.

The Warrants . . .  Warrants ("1994 Warrants") issued in connection with the
                    Company's 9.125% Junior Subordinated Notes due April 30, 2001 ("1994 Notes") and Warrants ("1995 Warrants") issued in connection with the Company's 9.25% Junior Subordinated Notes due January 31, 2002 ("1995 Notes") (collectively, the "Warrants"). The Company will accept for exercise Warrants validly tendered pursuant to the Offer.

Exercise Price . .  The Purchase Price of the Shares will be $3.70 FOR THE
                    1994 WARRANTS and $4.04 FOR THE 1995 WARRANTS. Each Holder desiring to exercise a Warrant must specify in the Letter of Transmittal the number of Warrants being exercised to have his or her tender accepted by the Company.

Expiration Date
 of Offer  . . . .  October 31, 1997, at 5:00 p.m., Central Standard Time,
                    unless extended by the Company.

How to Tender
 Warrants  . . . .  See Section 2.  For further information, call Donald R.
                    Neel, the Executive Vice President of the Company, at
                    (812) 469-2100.

Payment Upon
 Exercise. . . . .  The exercise price of the Warrant is payable only by check or immediately available funds and must accompany the Letter of Transmittal. Payment may not be made by surrender of the 1994 or 1995 Notes.

Withdrawal Rights.  Tendered Warrants may be withdrawn at any time until the
                    Expiration Date of the Offer.  See Section 3.

Purpose of Offer .  The exercise of the Warrants will assist the Company in raising capital by providing Holders with an incentive to exercise their Warrants. The Company anticipates that it will contribute a substantial portion of the proceeds resulting from the exercise of the Warrants to its wholly-owned subsidiary, United Fidelity Bank, fsb ("Bank"), and retain the remaining portion of the proceeds for general corporate purposes. The Bank will use these funds for increasing its regulatory capital position and general corporate purposes.

Market Price of
 Warrants . . . .   The Common Stock of the Company is listed on the National
                    Association of Securities Dealers Automated Quotation
                    System ("NASDAQ") National Market system under the symbol
                    "FFED."  THE EXISTING WARRANTS ARE NOT LISTED FOR TRADING
                    AND NO MARKET EXISTS FOR SAID WARRANTS.

Restrictions on
Transferability  .  Pursuant to the terms of the Offer, shares of the common stock of the Company acquired upon exercise of the Warrants pursuant to the Offer cannot be resold for a period of 2 years from the exercise of the Warrant, except as provided in the Offer.

Dividends. . . . .  The Company will pay to the holder of any Warrant exercised pursuant to the Offer any dividend which has a record date during the period of the Offer on shares of the Common Stock of the Company purchased upon exercise of such Warrant. For example, if the Company establishes a record date for the payment of dividends during the term of the Offer, upon exercise of the Warrant the holder will be entitled to any dividend which would have been paid on shares acquired upon the exercise of the Warrant had they been outstanding on such record date.

Further
 Information . . .  Any questions, requests for assistance or requests for additional copies of this Offer, the Letter of Transmittal or other materials may be directed to Donald R. Neel, Executive Vice President, Fidelity Federal Bancorp, 700 South Green River Road, Suite 2000, Evansville, Indiana 47715, telephone number (812) 469-2100.

                                 INTRODUCTION

The Board of Directors of Fidelity Federal Bancorp has decreased the exercise price for all outstanding 1994 Warrants and 1995 Warrants for a limited period of time, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The 1994 Warrants currently have an exercise price of $6.22, and the 1995 Warrants currently have an exercise price of $8.93. The Board of Directors of the Company has decreased the exercise price, subject to the conditions set forth below, to $3.70 FOR THE 1994 WARRANTS and $4.04 FOR THE 1995 WARRANTS.

This Offer will commence as of September 19, 1997 and terminate at 5:00 p.m. Central Standard Time, on October 31, 1997. ON THE EXPIRATION DATE OF THE EXERCISE OFFER, THE EXERCISE PRICE OF THE WARRANTS NOT EXERCISED WILL BE RESTORED TO THEIR RESPECTIVE STATED AMOUNTS, $6.22 AND $8.93, AND THE OFFER WILL NO LONGER BE AVAILABLE TO BE ACCEPTED.

Each 1994 Warrant represents the right to purchase 277 shares of common stock, and each 1995 Warrant represents the right to purchase 231 shares of common stock. As of the date hereof, the Company has the following 1994 and 1995 Warrants outstanding (collectively, the "Existing Warrants"):

           ----------------------------------------------
                    Number of    Number of    Expiration
           Class    Warrants     Holders         Date
           ----------------------------------------------
            1994      1,308         27           4/30/04
           ----------------------------------------------
            1995      1,328         46           1/31/05
           ----------------------------------------------



                                  THE OFFER

1.  GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is seeking the exercise of all outstanding 1994 and 1995 Warrants pursuant to the Offer by amending the terms of outstanding 1994 and 1995 Warrants during the period of the Offer as follows. The Company is offering the holders of the outstanding 1994 Warrants ("1994 Holders") the option to exercise all outstanding 1994 Warrants at a reduced exercise price of $3.70 PER SHARE and the holders of the outstanding 1995 Warrants ("1995 Holders") the option to exercise all outstanding 1995 Warrants at a reduced exercise price of $4.04 PER SHARE.

PERIOD OF OFFER
---------------

The Offer will only be open for a period beginning on September 19, 1997 and ending at 5:00 p.m., Central Standard Time, on October 31, 1997 (the "Expiration Date"). The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Holders of the Warrants who have not tendered any Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. See Section 10.

PARTIAL EXERCISE PERMITTED
--------------------------

Partial exercise of a Holder's Warrants according to these terms will be permitted. ANY WARRANTS NOT EXERCISED DURING THE PERIOD OF THE OFFER SHALL BE EXERCISABLE IN ACCORDANCE WITH THE ORIGINAL TERMS OF SUCH WARRANTS.

RESTRICTIONS ON TRANSFERABILITY
-------------------------------

Shares of the common stock of the Company acquired upon exercise of the Warrants pursuant to the Offer will be subject to restrictions upon resale. Except as set forth below, such shares cannot be resold for a period of 2 years from the exercise of the Warrant. This prohibition shall not apply after a "change in control" of the Company, or to transfers as a result of death. However, the prohibition shall continue to apply to the transferee with respect to transfers resulting from death for the balance of the 2 year period. IF THE WARRANTS ARE NOT EXERCISED PURSUANT TO THE OFFER, THE ABOVE RESTRICTION ON TRANSFERABILITY WILL NOT APPLY. THE EXISTING WARRANTS ARE NOT LISTED FOR TRADING AND NO MARKET EXISTS FOR SAID WARRANTS.

Each Holder who exercises a Warrant pursuant to the Offer will be required to acknowledge that there are restrictions upon the transfer of the shares purchased. All shares purchased upon exercise of a Warrant pursuant to the Offer will contain a restrictive legend which sets forth the limits on transferability of such shares.

For purposes of the Offer, a "change in control" of the Company shall mean a transaction of a nature that would be required to be reported pursuant to the Change in Bank Control Act, as amended (12 U.S.C. 1817(j)) and the Savings and Loan Holding Company Act (12 U.S.C. 1467a), and regulations issued thereunder by the Office of Thrift Supervision, and any successor to such statutes and regulations; provided, however, that no "change in control" shall be deemed to have occurred for these purposes if such transaction is initiated or consummated by (i) an individual who is a director or executive officer of the Company as of September 12, 1997, or (ii) an affiliate of such individual (including a company or entity controlled by such individual).

DIVIDEND RECORD DATES ESTABLISHED PRIOR TO EXERCISE
---------------------------------------------------

The Company will pay to the holder of any Warrant exercised pursuant to the Offer any dividend which has a record date during the period of the Offer on shares of the Common Stock of the Company purchased upon exercise of such Warrant. For example, if the Company establishes a record date for the payment of dividends during the term of the Offer, upon exercise of the Warrant the holder will be entitled to any dividend which would have been paid on shares acquired upon the exercise of the Warrant had they been outstanding on such record date.

PAYMENT UPON EXERCISE
---------------------

The exercise price of the Warrants exercised pursuant to the Offer will be payable only by check or immediately available funds and must accompany the
Letter of Transmittal.   Payment may not be made by surrender of the 1994
Notes or 1995 Notes.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF A WARRANT AS TO WHETHER TO TENDER ALL OR ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

Copies of this Offer and the Letter of Transmittal are being mailed to record Holders of 1994 and 1995 Warrants and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's warrant holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Warrants.

2.  PROCEDURE FOR TENDERING WARRANTS.

Proper Tender of Warrants. To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Company at its address set forth below and either (i) certificates for the Warrants to be tendered must be received by the Company at such address prior to the Expiration Date, or (ii) the tendering Holder of Warrants must comply with the guaranteed delivery procedure described below.

IN ACCORDANCE WITH INSTRUCTION 4 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER WARRANTS PURSUANT TO THE OFFER, A HOLDER OF WARRANTS MUST INDICATE IN THE SECTION CAPTIONED "NUMBER OF WARRANTS TENDERED" ON THE LETTER OF
TRANSMITTAL THE NUMBER OF WARRANTS BEING TENDERED.   FOR A TENDER OF WARRANTS
TO BE VALID, A NUMBER OF WARRANTS TENDERED MUST BE INDICATED.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Warrants tendered therewith and such holder has not completed the box entitled "Special Delivery Instructions" or "Special Issuance Instructions" in the Letter of Transmittal; or (b) such Warrants are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a Holder desires to tender Warrants pursuant to the Offer and cannot deliver certificates for such Warrants and all other required documents to the Company on or prior to the Expiration Date, such Warrants may nevertheless be tendered if all of the following conditions are met:

     (i)  such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Company as provided below on or prior to the Expiration Date; and

   (iii) the certificates for such Warrants, together with a properly completed and duly executed Letter of Transmittal (or photocopy thereof) and any other documents required by the Letter of Transmittal, are received by the Company no later than 5:00 p.m., Central Standard Time on the third New York Stock Exchange trading day after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Company and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

The method of delivery of Warrants and all other required documents is at the option and risk of the tendering Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Warrants that it determines are not in proper form or the acceptance for exercise that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant Holder and the Company upon the terms and subject to the conditions of the Offer.


3.  WITHDRAWAL RIGHTS.

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Company may retain all Warrants tendered, and such Warrants may not be withdrawn except as otherwise provided in this Section 3, subject to applicable law.

To be effective, a written notice of withdrawal must be timely received by the Company at its main office. Any notice of withdrawal must specify the name of the person who tendered the Warrants to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Company, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Warrants tendered by an Eligible Institution) must be submitted prior to the release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant Holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawals may not be rescinded, and Warrants withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Warrants may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT OF WARRANTS AND ISSUANCE OF SHARES.

Upon the terms and subject to the conditions of the Offer, on October 31, 1997 at 5:00 p.m., Central Standard Time, the Company will accept for exercise Warrants validly tendered. Thereafter, shares of the common stock of the Company to be issued upon exercise of such Warrants will be delivered as promptly as practicable. In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the Company of certificates for Warrants, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, a check or immediately available funds in the amount of the purchase price of the shares of Common Stock of the Company being purchased, and any other required documents.

For purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and not withdrawn, unless the Company gives written notice to the Warrant Holder of its non-acceptance.



5.  CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provisions of the Offer, the Company will not be required to accept for exercise any Warrants tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Securities Exchange Act of 1934 ("Act") and any other applicable law) the acceptance for exercise of, Warrants tendered if at any time before the exercise of any such Warrants any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred), regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal or any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such authority, agency, tribunal or other person, that (i) challenges the exercise of Warrants pursuant to the Offer or otherwise in any manner relates to or affects the Offer; or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the Offer to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, or to the Company, by any legislative body, court, authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for exercise of some or all of the Warrants illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exercise some or all of the Warrants, as the case may be; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company or otherwise materially impair in any way the contemplated future conduct of the business of the Company;

     (c) there shall have occurred (i) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect the extension of credit by lending institutions in the United States;
          (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

     (d) a tender or exchange offer with respect to some or all of any securities of the Company (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by a person other than the Company; or

     (e) there shall have occurred any event or events that have resulted in, or may in the sole judgment of the Company result in, an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company, or materially impair the contemplated benefits of the Offer to the Company;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

6.  BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to assist the Company in raising capital by providing Holders with an incentive to exercise their Warrants. The Company anticipates that it will contribute a substantial portion of the proceeds resulting from the exercise of the Warrants to its wholly-owned subsidiary, United Fidelity Bank, fsb ("Bank"), and retain the remaining portion of the proceeds for general corporate purposes. The Bank will use these funds for increasing its regulatory capital position and general corporate purposes.

The Company desires to increase the capital of the Bank prior to September 30, 1997. After discussing various methods of raising additional capital, the Board of Directors of the Company determined that it would be most advantageous to encourage Warrant Holders to exercise outstanding 1994 and 1995 Warrants. Certain directors and executive officers of the Company, namely Messrs. Davis, Cordingley, Schnakenburg, Angermeier, Cunningham and Neel, have agreed to exercise substantially all of their outstanding 1994 and 1995 Warrants on the terms and conditions set forth in this Offer. The Company anticipates that these Warrants will be exercised prior to September 30, 1997. In order to extend the same offer to all Holders of Warrants, the Company also determined to make this Offer. The Offer is on the same terms and conditions as that offered to the exercising Warrant Holders who are directors or executive officers, except that the exercising directors or executive officers will have no withdrawal rights. However, all other conditions of the Offer apply to such individuals.

Except as described above with respect to the Offer, there are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the issuer or any of its subsidiaries; (d) any change in the present board of directors or management of the issuer including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the issuer; (f) any other material change in the issuer's corporate structure or business; (g) changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person; (h) causing a class of equity security of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or (j) the suspension of the issuer's obligation to file reports pursuant to Section 15(d) of the Act.

NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER ALL OR ANY WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

7.  SOURCE AND AMOUNT OF FUNDS.

Due to the fact this transaction is an offer to Holders to exercise their Existing Warrants, there is no source and total amount of funds or other consideration applicable to the Company. The Company will use existing working capital to pay expenses associated with this transaction.

8.  TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS.

Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, directors, executive officers or any associate of any such director or executive officer, has engaged in any transactions involving the Warrants during the 40 business days preceding the date hereof, except as set forth in Section 6. Neither the Company nor, to the Company's knowledge, any of its directors or officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Warrants.

Certain executive officers and directors of the Company are Holders of 1994 and 1995 Warrants. Following is a list of such holdings as of September 12, 1997. These figures do not reflect any exercises which the directors and executive officers anticipate making prior to September 30, 1997 as discussed in Section 6.

 -----------------------------------------------------------------------
          NAME            1994 WARRANTS (1)        1995 WARRANTS (1)
 -----------------------------------------------------------------------
   Cordingley Group (2)         660                      432
 -----------------------------------------------------------------------
     Davis Group (3)            468                      438
 -----------------------------------------------------------------------
  Barry Schnakenburg (4)        -0-                      290
 -----------------------------------------------------------------------
   Jack Cunningham (5)          -0-                        1
 -----------------------------------------------------------------------
 Curt J. Angermeier (6)         -0-                       20
 -----------------------------------------------------------------------
     Donald R. Neel               1                        1
 -----------------------------------------------------------------------
         TOTAL                1,129                    1,182
 -----------------------------------------------------------------------


     (1) The information contained in this column is based upon information furnished to the Company by the individuals named above as of September 12, 1997.

     (2) Includes warrants owned by Mr. Cordingley, Denise K. Cordingley (the spouse of Mr. Cordingley) and Pedcor Investments, A Limited Liability Company (as to which Mr. Cordingley is a 47.6% owner and a co-chief executive officer and President).

     (3)  Includes warrants owned by the mother and the children of Mr. Davis.

     (4) Includes warrants owned by the wife and the children of Mr. Schnakenburg, and by BOAH Associates.

     (5)  Represents 1 warrant owned by Mr. Cunningham's wife.

     (6) Includes warrants which may be exercised by Mr. Angermeier and a Family Trust of Mr. Angermeier.

9.  FINANCIAL INFORMATION CONCERNING THE COMPANY.

The tables below set forth summary historical consolidated financial information of the Company. The historical financial information for fiscal years 1997 and 1996 has been derived from and is qualified in its entirety by reference to, and should be read in conjunction with, the audited financial statements of the Company for the fiscal year ended June 30, 1997 and the related notes thereto, the relevant pages of which are hereby incorporated herein by reference. All per share data has been adjusted to reflect the 10% stock dividend distributed May 27, 1996.

                   SUMMARY HISTORICAL FINANCIAL INFORMATION
              (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

-----------------------------------------------------------------------
PER SHARE                         1997                1996
-----------------------------------------------------------------------
Fully diluted net income           $0.04               $1.17
-----------------------------------------------------------------------
Primary net income                  0.04                1.17
-----------------------------------------------------------------------
Cash dividends declared             0.60                0.79
-----------------------------------------------------------------------
Book value at year-end              5.20                5.73
-----------------------------------------------------------------------
FOR THE YEAR
-----------------------------------------------------------------------
Net interest income               $6,451              $6,004
-----------------------------------------------------------------------
Provision for loan losses            975                 455
-----------------------------------------------------------------------
Non-interest income                3,856               8,180
-----------------------------------------------------------------------
Non-interest expense               9,474               8,607
-----------------------------------------------------------------------
Net income                           113               3,235
-----------------------------------------------------------------------
AT YEAR-END
-----------------------------------------------------------------------
Total assets                    $240,001            $262,216
-----------------------------------------------------------------------
Total loans                      204,964             217,221
-----------------------------------------------------------------------
Total deposits                   181,787             181,702
-----------------------------------------------------------------------
Total stockholders' equity        12,936              14,295
-----------------------------------------------------------------------
BANK CAPITAL RATIOS
-----------------------------------------------------------------------
Tangible equity to assets at
end of period                       6.93%               7.05%
-----------------------------------------------------------------------
Risk-based capital ratios:
  Tier 1 capital                    7.64                9.30
-----------------------------------------------------------------------
  Total capital                    10.74               12.35
-----------------------------------------------------------------------

10.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Holders of the Warrants who have not tendered any Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for exercise any Warrants not theretofore accepted for exercise or, subject to provisions under applicable law, to postpone acceptance of the Warrants upon the occurrence of any of the conditions specified in Section 5 hereof by giving written notice of such termination to the Holders of the Warrants; and
(ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer will be made by written notice thereof to the Holders of the Warrants. Material changes to information previously provided to Holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to Holders of Warrants.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Securities and Exchange Commission (the "Commission") has stated its view that an Offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given.

11.  FEES AND EXPENSES.

Certain directors, officers, or employees of the Company may, from time to time, contact Warrant Holders to provide them with information regarding the Offer. Such directors, officers or employees will not make any recommendation to any Warrant Holder as to whether to tender all or any Warrants and will not solicit the tender of any Warrants. The Company will not compensate any director, officer or employee for this service.

The Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Warrants tendered and/or exercised in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

12.  MISCELLANEOUS.

Shares of Common Stock issuable upon exercise of 1994 Warrants have been registered pursuant to a registration statement on Form S-3 (33-72062) filed by the Company and declared effective by the Securities and Exchange Commission (the "Commission") on March 23, 1994, and shares of

Common Stock issuable upon exercise of 1995 Warrants have been registered pursuant to a registration statement on Form S-3 (33-87068) filed by the Company and declared effective by the Commission on December 19, 1994. Subject to the two-year restriction on transfer pursuant to the terms of the Offer discussed above, shares issued upon exercise of Warrants tendered pursuant to the Offer are eligible for resale by Holders; provided, that such sales by an "affiliate" of the Company, within the meaning of that term as used in Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), must be in accordance with the provisions of Rule 144 or otherwise exempt from the registration provisions of the Securities Act.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov, which contains certain reports, proxy and information statements and other information regarding registrants, including the Company, that file documents electronically with the Commission.

The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "FFED" and certain reports, proxy statements and other information concerning the Company also are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

The Offer is being made to all holders of Warrants. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Warrants in such state.



FIDELITY FEDERAL BANCORP

September 19, 1997